Exhibit 5.1

Cira Centre
2929 Arch Street
Philadelphia, PA 19104-2808
+1 215 994 4000 Main
+1 215 994 2222 Fax
www.dechert.com

August 30, 2022

B&G Foods, Inc.

Four Gatehall Drive

Parsippany, New Jersey 07054

Re:	Registration Statement on Form S-3 (Registration No. 333-266708)

Ladies and Gentlemen:

We have acted as counsel to B&G Foods, Inc., a Delaware corporation (the “Company”), in connection with the sale from time to time of up to 952,373 of shares of the Company’s common stock, par value $0.01 per share (the “Offered Shares”), pursuant to the Registration Statement on Form S-3 (File No. 333-266708) (together with the information deemed to be part thereof, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), on August 9, 2022, including the base prospectus contained therein, dated August 9, 2022 (the “Base Prospectus”), and the prospectus supplement, dated August 30, 2022, for the offering of the Offered Shares (the “Prospectus Supplement,” and together with the Base Prospectus and all documents incorporated by reference therein, the “Prospectus”).

The Offered Shares are to be sold by the Company pursuant to the ATM Equity OfferingSM Sales Agreement, dated August 23, 2021, by and between the Company and BofA Securities, Inc., Barclays Capital Inc., Deutsche Bank Securities Inc., RBC Capital Markets, LLC, BMO Capital Markets Corp., Citigroup Global Markets Inc., Goldman Sachs & Co. LLC, Citizens Capital Markets, SMBC Nikko Securities America, Inc. and TD Securities (USA) LLC (the “Sales Agreement”).

This opinion letter (the “Opinion”) is being furnished to the Company in accordance with the requirements of Item 601(b)(5) under Regulation S-K of the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as to the validity of the Offered Shares as set forth below.

In rendering this Opinion, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for rendering this Opinion, including the following documents:

(i)	the Registration Statement and the Prospectus;

(ii)	the Company’s Second Amended and Restated Certificate of Incorporation, as filed with the Secretary of State of the State of Delaware on August 12, 2010 and effective as of August 13, 2010;

(iii)	the Company’s Amended and Restated Bylaws, effective as of February 28, 2013;

(iv)	the Sales Agreement; and

(v)	a certificate or certificates of an officer of the Company as to matters of fact material to this Opinion.

As to the facts upon which this Opinion is based, we have relied, to the extent we deem proper, upon certificates of public officials and certificates and written statements of agents, officers, directors, employees and representatives of, and accountants for, the Company and we have assumed in this regard the truthfulness of such certifications and statements. We have not independently established the facts so relied on.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original documents, the conformity to original documents of all documents submitted to us as copies, the legal capacity of natural persons who are signatories to the documents examined by us and the legal power and authority of all persons signing on behalf of the parties to all documents (other than the Company). We have further assumed that there has been no oral modification of, or amendment or supplement (including any express or implied waiver, however arising) to, any of the agreements, documents or instruments used by us to form the basis of the opinion expressed below.

On the basis of the foregoing and subject to the assumptions, qualifications and limitations set forth in this letter, we are of the opinion, as of the date hereof, that the Offered Shares have been duly authorized for issuance by the Company and, when the Offered Shares have been (i) duly issued and sold in accordance with the Registration Statement and the Prospectus and (ii) delivered to the purchaser or purchasers thereof against receipt by the Company of such lawful consideration therefor in accordance with the terms of the Sales Agreement and at a price per share not less than the per share par value of the Company’s common stock, the Offered Shares will be validly issued, fully paid and non-assessable.

Our opinions set forth herein are based solely upon the General Corporation Law of the State of Delaware as in effect on the date hereof, and we express no opinion with respect to any other laws, rules or regulations (including, without limitation, the application of the securities or “Blue Sky” laws of any state to the offer and/or sale of the Offered Shares). The opinions expressed herein are based upon the law as in effect and the documentation and facts known to us on the date hereof.

We hereby consent to the filing of this Opinion as an exhibit to the Company’s current report on Form 8-K filed with the Commission on August 30, 2022 and to the use of our name in the Prospectus under the caption “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Commission thereunder.

This Opinion is furnished to you in connection with the Prospectus relating to the offer and sale of the Offered Shares and is not to be used, circulated, quoted or otherwise relied upon for any other purpose, except as expressly provided in the preceding paragraph. This Opinion is furnished as of the date hereof and we disclaim any undertaking to update this Opinion after the date hereof or to advise you of any subsequent changes of the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,

/s/ Dechert LLP